Exhibit 21

Subsidiaries

Avcon Industries, Inc., a Kansas Corporation

Avcon ISR Solutions, Inc., a Kansas Corporation

Avcon Leasing Inc., a Kansas Corporation

BCS Design, Inc., a Kansas Corporation

Butler Avionics, Inc., a Kansas Corporation

Butler National, Inc., a Nevada Corporation

Butler Temporary Services, Inc., a Kansas Corporation

Butler National Corporation, a Nebraska Corporation

Kansas International Corporation, a Kansas Corporation

Kansas International DDC, LLC, a Kansas Limited Liability Company

Butler National Service Corporation, a Kansas Corporation

Indian Gaming Services, Inc., a Kansas Corporation

BHCMC, LLC, a Kansas Limited Liability Company

BHCRRE, LLC, a Kansas Limited Liability Company

Butler Machine, LLC a Missouri Limited Liability Company